Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GAIN Capital Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑208175) on Form S-3 and (No. 333-171841, No. 333-211097 and No. 333-232237) on Form S-8 of GAIN Capital Holdings, Inc. of our report dated March 11, 2019, with respect to the consolidated balance sheet of GAIN Capital Holdings, Inc. as of December 31, 2018, the related consolidated statements of operations and comprehensive (loss)/income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes and financial statement schedule I (collectively, the “consolidated financial statements”), which report appears in the December 31, 2019 annual report on Form 10‑K of GAIN Capital Holdings, Inc.

/s/ KPMG LLP

New York, New York
March 16, 2020